EXHIBIT 99.1

APTIMUS ANNOUNCES FOURTH QUARTER AND ANNUAL
2005 FINANCIAL RESULTS

SAN FRANCISCO, March 2, 2006-- Aptimus, Inc. (NASDAQ: APTM) today reported its fourth quarter and full year 2005 results, including:

•	2005 Revenues of $15.9 Million
•	2005 GAAP Income of $1.4 Million
•	Q4 2005 Revenues of $3.7 Million
•	Q4 2005 GAAP Loss of $288,000

Aptimus, Inc., the online customer acquisition network, today announced that 2005 revenues totaled $15.9 million, a 14% increase when compared to revenues of $14.0 million for the 2004 year. Net income for the year was $1.4 Million, or $0.18 per fully diluted share, compared to $2.1 million or $0.30 per fully diluted share in the previous year.

Fourth quarter 2005 revenue totaled $3.7 million, with a net loss of $288,000, or $0.04 loss per share. Included in the fourth quarter bottom line results are $335,000 of primarily one-time costs comprised of $185,000 loss attributable to suspended email operations and incremental Sarbanes Oxley compliance expenses of $150,000.

The reported profit and per share amounts for both the year and quarter are determined without consideration of income tax expense. The tax benefit of the company’s Net Operating Loss Carry Forward has been fully reserved.

Cost of revenue, or the fees earned by the company’s network publishers, for the year were $7.3 million, or 46% of revenues, compared to $6.3 million, or 45% of revenues for the 2004 year. Cost of revenue for the fourth quarter was $1.8 million, or 50% of revenues.

During the fourth quarter the company indefinitely suspended its email operations, which had been in decline during the year. While this business was historically high margin and contributed nearly 18% of the company’s revenues in 2004, increasing resistance from ISPs and resulting deliverability challenges made growth and stability in this area uncertain. Marketplace trends also indicated further challenges ahead for the email business as a whole. The company thus elected to suspend its email marketing activities indefinitely to focus on more stable and predictable network-generated revenue streams that best serve its clients’ needs.

Suspension of the email business during the quarter resulted in a $90,000 operating loss and a $95,000 one-time write down in the carrying value of the company’s email assets. Together, $185,000 of the company’s loss in the fourth quarter was attributable to its suspended email operations.

The company’s network business revenue, excluding email marketing, for the fourth quarter was $3.5 million, sequentially flat despite the significant changes the company made in its publisher network during the third quarter. For the year, the company’s network business revenue was $14.5 million, which is a 26% increase over 2004 network business only revenues of $11.5 million.

As of December 31, 2005, Aptimus had $10.4 million in cash, cash equivalents and short-term investments on its balance sheet. The Company continues to carry no debt.

Key financial metrics during the quarter were as follows:

(Page impressions in thousands)	Three Months Ended		Year Ended
	12/31/2005	9/30/2005	2005	2004

Network Revenues	$3,531,000	$3,572,000	$14,463,000	$11,520,000
Email and Other Revenues	$149,000	$307,000	$1,431,000	$2,473,000

Total Revenues	$3,680,000	$3,879,000	$15,894,000	13,993,000

Core placement CPM	$213.67	$247.61	$243.70	$377.02
Core placement page impressions	12,452	12,014	47,367	23,373

Revenue from Core placements	$2,661,000	$2,975,000	$11,543,000	$8,812,000
% of revenue from Core placements	72.3%	76.7%	72.6%	63.0%
Other placement CPM	$18.94	$15.09	$17.96	$20.24
Other placement page impressions	45,952	39,596	162,561	133,737

Revenue from Other placements	$870,000	$597,000	$2,920,000	$2,708,000
% of revenue from other placements	23.6%	15.4%	18.4%	19.3%

% of revenue from email and other programs	4.1%	7.9%	9.0%	17.7%

2005 was a year of change for Aptimus as key steps were taken to create conditions for the company’s next phase of growth. These changes include:

•	A major strategic shift toward improved lead quality and back-end conversion for the company’s advertising clients;
•	A decision to walk away from unsustainable, low quality near-term revenue by substantially reducing the number of impressions generated on promotion-oriented publisher sites, again to improve overall lead quality for the company’s advertising clients;
•	Major improvements in the company’s technology platform and optimization capabilities, with an emphasis around lead quality;
•	The listing of Aptimus’ common stock on the Nasdaq National Market to bring greater stability to the stock’s trading environment and enhance long-term shareholder value in general;
•	A sustained and focused effort to achieve Sarbanes-Oxley compliance to insure the company’s internal controls meet required standards for the long-term benefit of its shareholders; and
•	The suspension of email marketing, which was determined to be a distraction from the company’s focus on stable and predictable revenue streams.

The company focused its hiring efforts in 2005 to support the strategic decisions being made. To bring energy, insight and direction to its initiatives, the company appointed Rob Wrubel, a long-time board member with vast industry experience, as President of the organization. In support of its strategy to partner with high quality and brand-name publisher sites, the company hired Mike Mayor and Brad Benz, two senior level industry veterans, to lead Aptimus’ business development efforts. To complete its management team, the company hired Dayton Keane in January of 2006, a proven sales leader with impressive industry success, to drive the company’s sales efforts. And to better understand how Aptimus’ technology can be leveraged to meet the evolving needs of advertisers and publishers, the company appointed Bob Bejan, a marketing technologist with years of senior level experience at MSN and elsewhere, to its board of directors.

Business Outlook

While 2005 revenues increased over 2004 despite the many fundamental changes within the company, much of the year was focused on properly preparing a foundation from which to grow. With the material changes now made, the company anticipates a return to a stronger growth rate in 2006.

This year, the company will continue to focus on initiatives commenced in 2005, including:

•	To increase the quality of traffic and the corresponding leads from its network, the company will expand its base of leading publisher relationships, with special emphasis on top properties such as the recently announced relationships with Tickle.com and Community Connect.
•	To expand the areas where its advertising reaches consumers and enhance its value as a partner to existing and future publishers, the company will introduce new response media ad units and placement types into previously unmonetized site locations and processes such as log in, download and other active environments.
•	To aggressively sell its solution to current and new advertising clients, the company will hire additional, seasoned sales professionals and support staff to target the primary education, finance, technology, automotive and pharmaceutical industry verticals.
•	To support enhanced lead quality and attract new and larger advertisers and budgets, Aptimus will continue to expand its technology and validation capabilities, add innovative product solutions, as well as develop focused marketing strategies around specific targeted verticals such as its newly updated www.euniversitydegree.com education site.

In addition to the foregoing, the company is announcing today that it has introduced an optimized solution that incorporates contextual search-based paid listings into its placements in addition to other pay per click options. This approach opens a new realm of offer types to the company and its publishers and advertisers that early tests indicate will generate attractive revenues.

All of these efforts have been to create favorable conditions for growth in 2006. While the company will continue to defer any specific public forecast for 2006 financial results, the company believes the progress made with advertiser and publisher relationships in 2005, as well as the recent changes and additional team members within the company, will contribute to its growth in 2006. However, given the company just hired a solid leader for its sales team in the first quarter, and the sales team is being reorganized into focused verticals, the company does expect lower first quarter sales than the fourth quarter, followed by growth in subsequent quarters.

CFO update

The company announced in October that it’s CFO, John Wade, planned to depart the company for personal reasons. However, Mr. Wade’s personal situation has changed and we are pleased to announce he has agreed to continue as CFO for the foreseeable future.

Conference Call

Tim Choate will host a conference call today to review the company’s fourth quarter and full year 2005 results beginning at 5:00 p.m. Eastern Time. The conference call in number is (866) 851-7100 and the participant code is 762812. In addition to the call, a web cast will be available live on the Internet, and a replay will also be accessible from the Investor section of the company’s website at www.aptimus.com until March 31, 2006.

About Aptimus, Inc.

Aptimus (www.aptimus.com) is the self-learning customer acquisition network. The Aptimus Network generates qualified leads for marketers and high revenues for participating Web sites, all while presenting attractive offers to consumers on those sites. The Aptimus Network reaches millions of unique consumers each month, across hundreds of Web properties. The company’s unique offer placement technology is self-learning and automatically moves offers to the Web sites where they generate the best consumer response. Aptimus’ current clients include many of the top 500 direct marketers such as Procter & Gamble, Nokia, Dell, Gevalia, and Carnival Cruises. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ NM under the symbol APTM. More information on Aptimus is available at the company’s Web site at http://www.aptimus.com.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company’s future success, the nature of the company’s revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to maintain profitability, the viability of its network approach to direct marketing, the quality of recent product enhancements, the improving quality of the leads delivered by the company to its advertiser clients, the future stability and growth of the company’s impression levels, the positive impact of recent managerial changes, the market acceptance of the company’s products and services, the success of the company’s future strategic initiatives, the ability of the company to hire and retain qualified personnel, and the company’s long term prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in the company’s Annual Report on Form 10-K, dated March 30, 2005, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations:

John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 245, or investorrelations@aptimus.com

Press Inquiries:

Holly Nuss, Public Relations, Aptimus, Inc., 415-845-1095 or Hollyn@aptimus.com

APTIMUS, INC.
Balance Sheet
(in thousands)
(unaudited)

	December 31,	December 31,

	2005	2004

ASSETS
Cash and cash equivalents	$4,349	$3,610
Accounts receivable, net	2,498	2,857
Prepaid expenses and other assets	140	130
Short-term investments	6,091	—

Total current assets	13,078	6,597
Fixed assets, net of accumulated depreciation	690	549
Intangible assets, net	20	15
Deposits	39	45

	$13,827	$7,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,016	$1,375
Accrued and other liabilities	325	631

Total current liabilities	1,341	2,006

Common stock warrants	—
Shareholders’ equity
Common stock, no par value	69,223	63,495
Additional paid-in capital	2,850	2,644
Accumulated deficit	(59,587)	(60,939)

Total shareholders’ equity	12,486	5,200

	$13,827	$7,206

APTIMUS, INC.
Statement of Income
(in thousands, except per share data)
(unaudited)

	Three months ended December 31		Twelve months ended December 31

	2005	2004	2005	2004

Net Revenues	$3,680	$4,770	$15,894	$13,993
Operating expenses
Cost of revenues	1,828	2,206	7,316	6,262
Sales and marketing	1,122	693	3,598	2,316
Connectivity and network costs	259	209	865	812
Research and development	164	154	658	615
General and administrative	496	436	2,004	1,564
Depreciation and amortization	105	57	356	255
Loss on disposal of long-term assets	95	—	95	1

Total operating expenses	4,069	3,755	14,892	11,825

Operating income(loss)	(389)	1,015	1,002	2,168
Interest expense	—	1	—	35
Interest income	101	16	261	33
Gain on warrant liability	—	—	89	—
Impairment of long-term investment	—	40	—	40

Income (loss) before income taxes	(288)	990	1,352	2,126
Income taxes	—	—	—	—

Net income (loss)	$(288)	$990	$1,352	$2,126

Basic net income (loss) per share	$(0.04)	$0.17	$0.21	$0.38

Weighted average shares used in computing basic
net income (loss) per share	6,505	5,876	6,351	5,630

Diluted net income (loss) per share	$(0.04)	$0.14	$0.18	$0.30

Weighted average shares used in computing diluted
net income (loss) per share	6,505	7,332	7,575	7,182